Exhibit 10.12

FORM OF

EXPENSE REIMBURSEMENT AGREEMENT

between

BANCWEST CORPORATION

and

FIRST HAWAIIAN, INC.

Dated as of [      ], 2016

TABLE OF CONTENTS

		PAGE

ARTICLE I
DEFINITIONS

Section 1.1	Definitions	2
Section 1.2	Interpretation	5

ARTICLE II
SERVICES AND PROCEDURES

Section 2.1	Services	6
Section 2.2	Standard of Performance	7

ARTICLE III
REIMBURSEMENT

Section 3.1	Reimbursement	7
Section 3.2	Reimbursement Procedure	8

ARTICLE IV
TERMINATION

Section 4.1	Termination	9

ARTICLE V
INDEMNIFICATION

Section 5.1	Mutual Indemnification	9
Section 5.2	Procedure for Indemnification of Third-Party Claims	9
Section 5.3	Additional Matters	11
Section 5.4	Payments	12

ARTICLE VI
CONFIDENTIALITY

Section 6.1	Confidentiality	12

ARTICLE VII
DISPUTE RESOLUTION; LIMITATION ON DAMAGES

Section 7.1	Resolution Procedure	14
Section 7.2	Limitation on Damages	14

ARTICLE VIII
MISCELLANEOUS

Section 8.1	Notices	14

2

FORM OF

EXPENSE REIMBURSEMENT AGREEMENT

This EXPENSE REIMBURSEMENT AGREEMENT (this “Agreement”), dated as of [     ], 2016 (the “Effective Date”), is entered into by and between First Hawaiian, Inc., a Delaware corporation (“FHI”), and BancWest Corporation (formerly known as BWC Holding Inc.), a Delaware corporation (“BWCorp”), and together with FHI, the “Parties” and each, individually, a “Party”).

RECITALS

WHEREAS, on April 1, 2016, BNP Paribas, a corporation organized and domiciled in France (“BNPP”), effected a series of reorganization transactions (the “Reorganization”) in contemplation of the proposed initial public offering (the “IPO”) of a portion of the shares of common stock, par value $0.01 per share, of FHI (formerly known as BancWest Corporation (“BWC”)), a wholly owned subsidiary of BNPP (which, for the avoidance of doubt, is not the same entity referred to as BWCorp in this Agreement), pursuant to a Master Reorganization Agreement by and among FHI, BancWest Holding Inc. (“BWHI”), BWCorp and BNPP, dated as of April 1, 2016 (the “Master Reorganization Agreement”);

WHEREAS, prior to the Reorganization, First Hawaiian Bank, a Hawaii state-chartered bank (“FHB”), and Bank of the West, a California state-chartered bank (“BoW”), were bank subsidiaries of BWC and, as part of the Reorganization, were separated under independent bank holding companies with FHB remaining the direct subsidiary of FHI and BoW becoming a direct subsidiary of BWHI, a newly formed, direct subsidiary of BNPP;

WHEREAS, FHI and FHB are parties to that Amended and Restated Management Services Agreement, dated as of November 28, 2012 (the “FHB-FHI MSA”), under which FHB provides certain services to FHI in exchange for compensation, including services provided for the ultimate benefit of BNPP and its Subsidiaries;

WHEREAS, until the Effective Date, FHI and BWHI were parties to that Expense Reimbursement Agreement, dated as of April 1, 2016, pursuant to which BWHI reimbursed FHI for certain expenses incurred by FHI under the FHB-FHI MSA related to services provided for the ultimate benefit of BNPP and its Subsidiaries;

WHEREAS, BNPP and FHI intend to enter into a Stockholder Agreement (the “Stockholder Agreement”) at the completion of the IPO that will govern their relationship following the IPO, including FHI’s continued obligation to comply with BNPP’s policies and procedures and to provide certain information, data and access to BNPP for the benefit of BNPP and its Subsidiaries; and

WHEREAS, BWCorp agrees to reimburse, or cause BWHI (BWCorp’s wholly-owned Subsidiary) to reimburse, FHI for certain expenses, as set forth  in this Agreement, incurred or to be incurred by FHI that are provided for the ultimate benefit of BNPP and its Subsidiaries, including certain expenses that may be incurred by FHI pursuant to the Stockholder Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Definitions.  Capitalized terms used in this Agreement shall have the meanings assigned below:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.

“Additional Reimbursable Expenses” has the meaning set forth in Section 3.1(b).

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means any law (including common law), statute, regulation, rule, executive order, ordinance, judgment, ruling, published regulatory policy or guideline, injunction, consent, order, exemption, license, approval or permit enacted, issued, promulgated, adjudged, entered or enforced by a Governmental Authority.

“BNPP” has the meaning set forth in the recitals.

“BNPP Authorized Person” means an individual designated in writing by BNPP to FHI as authorized to act on behalf of BNPP in the exercise of its rights under the Stockholder Agreement.

“BNPP Director” means a member of the board of directors of FHI designated by BNPP pursuant to the Stockholder Agreement.

“BNPP Policy Framework” has the meaning set forth in the Stockholder Agreement.

“BNPP USA” has the meaning set forth in Section 2.1(a)(i).

“BoW” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in Honolulu, Hawaii, New York, New York, Paris, France or San Francisco, California  are authorized or required by Applicable Law to close.

“BWC” has the meaning set forth in the recitals.  For the avoidance of doubt, references to BWC do not mean BWC Holding Inc. BWC Holding Inc. was renamed “BancWest Corporation” on April 1, 2016 as part of the Reorganization and is referred to as BWCorp in this Agreement.

“BWCorp” has the meaning set forth in the preamble.

“BWCorp Reporting Services” has the meaning set forth in Section 2.1(a)(ii).

“BWHI” has the meaning set forth in the recitals.

“BWHI Group” means, collectively, BWHI and its Subsidiaries (including BoW).  For the avoidance of doubt, the BWHI Group shall not include any members of the FHI Group.

“CCAR” has the meaning set forth in Section 2.1(a)(i).

“CCAR Services” has the meaning set forth in Section 2.1(a)(i).

“Confidential Information” means, with respect to either Party or any of its Subsidiaries, any information disclosed by such Party to the other Party or any of the other Party’s respective Subsidiaries, whether on or prior to the date hereof, that relates to (i) any information relating to the business, financial or other affairs (including future plans, financial targets, trade secrets and know-how) of such other Party or such other Party’s Subsidiaries, or (ii) any information of the other Party or such other Party’s Subsidiaries provided in a manner which reasonably indicates the confidential or proprietary nature of such information.

“Covered Reimbursable Expenses” has the meaning set forth in Section 3.1(a).

“Covered Services” has the meaning specified in Section 2.1(a).

“Disclosing Party” has the meaning set forth in Section 6.1(a).

“Dispute” means any dispute, controversy, difference or claim arising out of or in connection with this Agreement or the subject matter of this Agreement, including any questions concerning its existence, formation, validity, interpretation, performance, breach and termination.

“Effective Date” has the meaning set forth in the preamble.

“FHB” has the meaning set forth in the recitals.

“FHB-FHI MSA” has the meaning set forth in the recitals.

“FHI” has the meaning set forth in the preamble.

“FHI Group” means, collectively, FHI and its Subsidiaries (including FHB).  For the avoidance of doubt, the FHI Group shall not include any members of the BWHI Group.

“Final Determination” means, with respect to a Dispute as to indemnification for a Loss under this Agreement, (i) a written agreement between the parties to such Dispute resolving such Dispute, (ii) a final and non-appealable order or judgment entered by a court of competent jurisdiction resolving such Dispute or (iii) a final non-appealable determination rendered by an arbitration or like panel to which the parties submitted such Dispute that resolves such Dispute.

“FRB” has the meaning set forth in Section 2.1(a)(i).

“Governmental Authority” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or self-regulatory organization with competent jurisdiction.

“IFRS Services” has the meaning set forth in Section 2.1(a)(vi).

“IHC” has the meaning set forth in Section 2.1(a)(ii).

“IHC Reporting Services” has the meaning set forth in Section 2.1(a)(ii).

“Indemnifying Party” has the meaning set forth in Section 5.2(a).

“Indemnitee” has the meaning set forth in Section 5.2(a).

“IPO” has the meaning set forth in the recitals.

“Loss” means any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, interest, penalties, and costs and expenses (including fines, penalties, reasonable attorneys’ fees and reasonable out of pocket disbursements).

“Master Reorganization Agreement” has the meaning set forth in the recitals.

“OFAC Compliance Services” has the meaning set forth in Section 2.1(a)(iii).

“Other Services” has the meaning set forth in Section 2.1(b).

“Party” has the meaning set forth in the preamble.

“Person” means any individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Receiving Party” has the meaning set forth in Section 6.1(a).

“Reimbursable Expenses” means the Covered Reimbursable Expenses and the Additional Reimbursable Expenses.

“Reorganization” has the meaning set forth in the recitals.

“Representatives” means, with respect to any Person, any officer, director, employee, advisor, agent or representative of such Person, or anyone acting on behalf of them or such Person.

“Risk Services” has the meaning set forth in Section 2.1(a)(v).

“Services” has the meaning set forth in Section 2.1(b).

“Stockholder Agreement” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, any other Person controlled by such Person.  For purposes of this Agreement, none of FHI and its Subsidiaries shall be considered Subsidiaries of BNPP or any of BNPP’s Subsidiaries.

“Third-Party Claim” means any assertion by a Person (including a Governmental Authority) who is not a member of the FHI Group or the BWHI Group of any claim, or the commencement by any Person of any Action, against any member of the FHI Group or the BWHI Group.

“Treasury Services” has the meaning set forth in Section 2.1(a)(iv).

Section 1.2            Interpretation.

(a)           Unless the context otherwise requires:

(i)            references contained in this Agreement to the preamble, to the recitals and to specific Articles, Sections or Subsections shall refer, respectively, to the preamble, recitals, Articles, Sections or Subsections to this Agreement;

(ii)           references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time;

(iii)          references to any statute or statutory provision include all rules and regulations promulgated pursuant to such statute or statutory provision, in each case as such statute, statutory provision, rules or regulations may be amended, modified, supplemented or replaced from time to time;

(iv)          references to any Governmental Authority include any successor to such Governmental Authority;

(v)           terms defined in the singular have the comparable meaning when used in the plural, and vice versa;

(vi)          the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(vii)         the terms “Dollars” and “$” mean U.S. dollars;

(viii)        the terms “day” and “days” mean calendar days if not used in connection with the term “Business Day,” which has the meaning set forth in Section 1.1; and

(ix)          wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

(b)           The headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c)           The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
SERVICES AND PROCEDURES

Section 2.1            Services.

(a)           The Parties agree and acknowledge that FHB performs certain services pursuant to, and in accordance with the terms of, the FHB-FHI MSA that are for the ultimate benefit of BNPP and its Subsidiaries, including:

(i)            compliance with the Comprehensive Capital Analysis and Review (“CCAR”) framework of the Board of Governors of the Federal Reserve System (“FRB”) by BWC, the BWHI Group, BWCorp, BNP Paribas USA, Inc. (“BNPP USA”) or other Subsidiaries of BNPP (the “CCAR Services”);

(ii)           the implementation of, and compliance with, the reporting requirements of BNPP USA, the BNPP Subsidiary that is BNPP’s U.S. intermediate holding company (“IHC”) for purposes of the FRB’s Regulation YY (the “IHC Reporting Services”), and the reporting requirements of BWCorp (the “BWCorp Reporting Services”);

(iii)          certain services related to the Office of Foreign Assets Control compliance (the “OFAC Compliance Services”);

(iv)          certain treasury services related to French banking law (the “Treasury Services”);

(v)           certain risk services related to BWCorp (the “Risk Services”); and

(vi)          preparation of FHI’s financial statements in accordance with IFRS (the “IFRS Services”).

The CCAR Services, the IHC Reporting Services, the BWCorp Reporting Services, the OFAC Compliance Services, the Treasury Services, the Risk Services and the IFRS Services are referred to in this Agreement, collectively, as the “Covered Services”.

(b)           The Parties further agree and acknowledge that, in addition to the Services listed in Section 2.1(a) above, the FHI Group will be required to perform, or continue to perform, certain other services that are for the ultimate benefit of BNPP and its Subsidiaries pursuant to and in accordance with the terms of the Stockholder Agreement, including, without limitation, (i) compliance with the BNPP Policy Framework and (ii) the provision of information and access to BNPP and its Subsidiaries (all such services, which are provided pursuant to the Stockholder Agreement, are referred to in this Agreement, collectively, as the “Other Services”. The Covered Services and the Other Services are referred to in this Agreement, collectively, as the “Services”.

Section 2.2            Standard of Performance.  FHB and FHI, as applicable, shall provide the Services (i) in good faith, in a professional, timely and workmanlike manner, (ii) in the same form in which such Services were provided prior to the Effective Date, if applicable, and (iii) with the same standard of care that they utilize in connection with their own similar activities.

ARTICLE III
REIMBURSEMENT

Section 3.1            Reimbursement.

(a)           BWCorp agrees that it will, or will cause BWHI, as its wholly-owned Subsidiary, to, reimburse FHI for any amounts charged by FHB to FHI pursuant to, and in accordance with the terms of, the FHB-FHI MSA that relate to the provision of Covered Services to the extent (but only to the extent) that such amounts are reasonable, consistent with past practices and relate to: (i) the percentage of salary and benefits (excluding, for the avoidance of doubt, bonus and incentives related to the IPO) attributable to time spent by FHB employees and management related to the applicable Covered Service (notwithstanding whether such FHB employees and management are also employees or management of FHI, as applicable); (ii) expenses, if any, related to FHB’s reliance on third parties for completion of the applicable Covered Service, including, but not limited to, use of third-party service providers, software and hardware and, with respect to IFRS Services, any work conducted in furtherance thereof by FHI’s auditor at the request of BNPP or BNPP’s auditor; and (iii) travel, lodging and meal expenses incurred by FHB employees, management and third parties related to the applicable Covered Service (all reimbursable expenses provided for in clause (i), (ii) or (iii) above are referred to in this Agreement, collectively, as the “Covered Reimbursable Expenses”).

(b)           The Parties agree and acknowledge that neither BWCorp, nor BWHI if applicable, will reimburse FHI for any expenses incurred by any member of the FHI Group in connection with the provision of Other Services, other than those expenses that constitute Additional Reimbursable Expenses.  For purposes of this Section 3.1(b),  “Additional Reimbursable Expenses” shall mean reasonable expenses incurred by any member of the FHI Group in connection with the performance of its obligations under the Stockholder Agreement that relate to FHI’s implementation of policies, procedures, programs or systems, including any services related thereto, required to comply with the BNPP Policy Framework that have not been waived by BNPP to the extent (but only to the extent) that such expenses (i) relate to new policies, procedures, programs or systems created, adopted, developed and/or implemented after the Effective Date, or (ii) relate to policies, procedures, programs or systems existing as of the Effective Date, including programs existing but not yet implemented as of the Effective Date, and with respect to which the amounts incurred by the FHI Group to comply with such policies or procedures or to implement such programs or systems significantly exceed amounts historically incurred by  the FHI Group in connection with FHI’s compliance with such policies, procedures, programs or systems under the BNPP Policy Framework (in which case, such excess as reasonably determined by the Parties, shall be an Additional Reimbursable Expense).  The Parties may mutually agree to designate other expenses related to the provision of Other Services not expressly provided for herein as Additional Reimbursable Expenses.  The Parties agree to cooperate in good faith in determining whether and to what extent any expenses shall be considered Additional Reimbursable Expenses for purposes of this Section 3.1(b).

Section 3.2            Reimbursement Procedure.

(a)           Annually, FHI shall provide BWCorp with a statement of the amounts it expects to charge BWCorp monthly for Reimbursable Expenses for the twelve (12) months following the date of such statement.  Semiannually, FHI shall adjust the amounts expected to be charged to reflect any increase or decrease in its actual costs or the services actually provided; provided that FHI shall revise the amounts expected to be charged at more frequent intervals if FHI reasonably determines such expected amounts will likely materially differ from amounts previously estimated.

(b)           FHI shall charge BWCorp monthly in arrears for Reimbursable Expenses.  FHI shall provide sufficient detail to BWCorp for all monthly charges to permit BWCorp to verify that the charges cover Reimbursable Expenses.  BWCorp, or BWHI if BWCorp designates BWHI to do so, shall pay FHI any undisputed portion of a bill no later than ten (10) Business Days after receiving such bill.

(c)           Within ten (10) Business Days of receiving a bill for Reimbursable Expenses, BWCorp may object to any item that it reasonably and in good faith determines not to be a Reimbursable Expense.  If such objection is made, the parties will cooperate in good faith to address any such objection and resolve any related dispute and, if they are not able to resolve any such dispute between themselves, will resolve such dispute in accordance with the provisions of Section 6 of the Master Reorganization Agreement.

(d)           No payment owed by BWCorp to FHI shall be deemed to be late or in default if and to the extent that such payment is in dispute pursuant to Section 3.2(c); provided that any payments owed by BWCorp to FHI related to a disputed portion of a bill shall be paid within ten (10) Business Days of such dispute being resolved.

(e)           FHI shall maintain sufficient records, in reasonable detail, of (i) the amounts charged by FHB to FHI under the FHB-FHI MSA and (ii) the expenses incurred by FHI pursuant to the Stockholder Agreement that constitute Reimbursable Expenses.  Upon request, FHI shall provide copies of such records to BWCorp, subject to Section 6.1 of this Agreement.

ARTICLE IV
TERMINATION

Section 4.1            Termination.

(a)           This Agreement may be terminated upon mutual written agreement of both Parties.

(b)           If at any time during the term of this Agreement the practices hereunder are declared unlawful by any Governmental Authority, either Party may terminate this Agreement immediately without penalty upon written notice to the other Party.

ARTICLE V
INDEMNIFICATION

Section 5.1            Mutual Indemnification.

(a)           To the fullest extent permitted by Applicable Law, BWCorp shall indemnify, defend and hold harmless FHI, its Subsidiaries and their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of the foregoing, from and against any and all Losses relating to, arising out of or resulting from, directly or indirectly, FHI’s and its Subsidiaries’ performance of its duties and obligations under this Agreement, unless such Losses arise out of or result from (x) FHI’s or any of its Subsidiaries’ failure to perform its duties under this Agreement in accordance with the standard of performance set forth in Section 2.2 or (y) the negligence, recklessness, violation of law, fraud or misrepresentation by or of FHI or any of its Subsidiaries.

(b)           To the fullest extent permitted by Applicable Law, FHI shall indemnify, defend and hold harmless BWCorp, its Subsidiaries and their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of the foregoing, from and against any and all Losses relating to, arising out of or resulting from, directly or indirectly, FHI’s and its Subsidiaries’ failure to perform its duties and obligations under this Agreement (or the Stockholder Agreement in the case of Services provided thereunder pursuant to Section 2.1(b) hereof) in accordance with the standard of performance set forth in Section 2.2, except that this clause shall not apply to the extent (but only to the extent) that such Losses arise out of or result from the negligence, recklessness, violation of law, fraud or misrepresentation by or of BNPP, BNPP USA, BWCorp, BWHI or BoW or any of their other respective Subsidiaries.

Section 5.2            Procedure for Indemnification of Third-Party Claims.

(a)           Notice of Claim.  If, at or following the date of this Agreement, any Person entitled to indemnification hereunder (an “Indemnitee”) shall receive notice or otherwise learn of a Third-Party Claim with respect to which either Party (an “Indemnifying Party”) may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.1, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable but in any event within twenty (20) days (or sooner if the nature of the Third-Party Claim so requires) of becoming aware of such Third-Party Claim.  Any such notice shall describe the

Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.  Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 5.2(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice and then only to the extent of such prejudice.

(b)           Control of Defense.  An Indemnifying Party may elect to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third-Party Claim.  Within twenty (20) days after the receipt of notice from an Indemnitee in accordance with Section 5.2(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election as to whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim.  After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to monitor and participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee, except that the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee (i) for any period during which the Indemnifying Party has not assumed the defense of such Third-Party Claim (other than during any period in which the Indemnitee shall have failed to give notice of the Third-Party Claim in accordance with Section 5.2(a)), and (ii) if a conflict exists between the positions of the Indemnifying Party and the Indemnitee, as reasonably determined in good faith by the Indemnitee, and the Indemnitee believes it is in the Indemnitee’s best interest to obtain independent counsel.  The Party controlling the defense of any Third-Party Claim shall keep the non-controlling Party advised of the status thereof and shall consider in good faith any recommendations made by the non-controlling Party with respect thereto.

(c)           If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.2(b), such Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party.

(d)           If an Indemnifying Party elects to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitee shall agree to any settlement, compromise or discharge of such Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim and that releases the Indemnitee completely in connection with such Third-Party Claim; provided that the Indemnitee shall not be required to admit any fault.

(e)           No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement of any Third-Party Claim without the consent of the applicable Indemnitee or Indemnitees if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

(f)            Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld.

Section 5.3            Additional Matters.

(a)           Notice of Direct Claims.  Any claim on account of a Loss that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party as soon as practicable but in any event within twenty (20) days after becoming aware of such claim; provided that the failure of any Indemnitee to give notice as provided in this Section 5.3(a) shall not prejudice the ability of the Indemnitee to do so at a later time, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice and then only to the extent of such prejudice.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment.  If such Indemnifying Party does not respond within such 30-day period, or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.

(b)           Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)           Substitution.  In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant, or add the Indemnifying Party as an additional named defendant.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 5.2 and this Section 5.3, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement other than costs arising as a result of the negligence of the defendant.

(d)           Good Faith.  Subject to the other provisions of this Article V, each Indemnitee shall act in good faith, and will make the same decisions in the use of personnel and the incurring of expenses as it would make if it were engaged and acting entirely at its own cost and for its own account regarding the conduct of any proceedings or the taking of any action for which indemnification may be sought.

(e)           Duty to Mitigate.  Each Indemnitee shall use its commercially reasonable efforts to mitigate any Loss that is subject to indemnification pursuant to the provisions of Section 5.1.  In the event an Indemnitee fails to so mitigate a Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnitee made such efforts.

Section 5.4            Payments.  The Indemnifying Party shall pay all amounts payable pursuant to this Article V, by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification under this Agreement, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnitee.  In any event, the Indemnifying Party shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Loss for which the Indemnifying Party is liable under this Agreement no later than three (3) Business Days or any longer period of time mutually agreed to by the relevant Parties in writing following any Final Determination of any dispute with respect to such Loss finding the Indemnifying Party’s liability therefor.  All payments made pursuant to this Article V shall be made in dollars.

ARTICLE VI
CONFIDENTIALITY

Section 6.1            Confidentiality.

(a)           Subject to Section 6.1(b), from and after the date hereof, each Party that receives or obtains Confidential Information, or whose Subsidiaries receive or obtain Confidential Information (collectively, the “Receiving Party”), from the other Party or any of its Subsidiaries (collectively, the “Disclosing Party”) as a result of the transactions contemplated by this Agreement shall treat such Confidential Information as confidential, shall use such Confidential Information only for the purposes of performing or giving effect to this Agreement and shall not disclose or use any such Confidential Information except as provided herein.  Notwithstanding anything to the contrary in this Agreement, neither Party shall be permitted to disclose or use any confidential supervisory information of the other Party to the extent prohibited by Applicable Law.

(b)           Section 6.1(a) shall not prohibit disclosure or use of any Confidential Information if and to the extent:

(i)            the disclosure or use is required by Applicable Law to a Governmental Authority (provided that, to the extent practicable and permitted by Applicable Law, prior to such disclosure or use the Receiving Party shall (A) promptly notify the Disclosing Party of such requirement and provide the Disclosing Party with a list of Confidential Information to be disclosed (unless the provision of such notice is not permissible under Applicable Law) and (B) reasonably cooperate in obtaining a protective order covering, or confidential treatment for, such Confidential Information);

(ii)           the disclosure is to a Governmental Authority having jurisdiction over the Receiving Party in connection with ordinary course discussions with, and examinations by, such Governmental Authority;

(iii)          the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made in connection with the tax affairs of the Disclosing Party;

(iv)          the disclosure is made to the Receiving Party’s Representatives on a need-to-know basis (with the understanding that the Receiving Party shall be responsible for any breach by such Persons of this Section 6.1);

(v)           the Confidential Information is or becomes generally available to the public (other than as a result of an unauthorized disclosure, directly or indirectly, by the Receiving Party or its Representatives);

(vi)          the Confidential Information is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party (provided that such sources are not known by the Receiving Party to be subject to another confidentiality obligation);

(vii)         the disclosure or use of such Confidential Information is made with the Disclosing Party’s prior written approval; or

(viii)        subject to Applicable Law, the disclosure or use of such Confidential Information is made by BNPP or any of its Subsidiaries in connection with the sale of any shares of capital stock beneficially owned by BNPP or any of its Subsidiaries (provided that the recipient of any such Confidential Information shall agree to keep such Confidential Information confidential on terms and conditions that are no less favorable to the Company and its Subsidiaries than the provisions of this Section 6.1).

(c)           Each Party’s Confidential Information shall remain the property of that Party except as expressly provided otherwise by the other provisions of this Agreement.  Except as otherwise provided in this Agreement, each Party shall use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature.

(d)           In the event of any disclosure or loss of any Confidential Information of the Disclosing Party due to the fault of the Receiving Party, the Receiving Party shall promptly, at its own expense: (i) notify the Disclosing Party in writing; and (ii) cooperate in all reasonable respects with the Disclosing Party to minimize the violation and any damage resulting therefrom.

(e)           For the avoidance of doubt, any BNPP Director (or, if no BNPP Directors remain on the board of directors of FHI, the BNPP Authorized Person) may disclose any information about FHI and its Subsidiaries received by such BNPP Director (whether or not in his capacity as a director of FHI) (or the BNPP Authorized Person) to the other BNPP Directors, if any, and to BNPP and its Subsidiaries, provided that any such information disclosed that would otherwise constitute Confidential Information shall be treated by BNPP and its Subsidiaries in accordance with this Section 6.1.

ARTICLE VII
DISPUTE RESOLUTION; LIMITATION ON DAMAGES

Section 7.1            Resolution Procedure.  The resolution of any Dispute that arises between or among the Parties shall be governed by Section 6 of the Master Reorganization Agreement.

Section 7.2            Limitation on Damages.  In no event shall either Party be liable, whether in contract, in tort (including negligence and strict liability), breach of warranty or otherwise, for any special, indirect, incidental, punitive, exemplary, consequential or similar damages which in any way arise out of, relate to or are a consequence of, such Party’s performance or nonperformance hereunder.

ARTICLE VIII
MISCELLANEOUS

Section 8.1            Notices.  All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given when (a) delivered in person, (b) sent by facsimile or electronic mail or (c) deposited in the United States mail or private express mail, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other addresses for a Party as shall be specified in like notice):

If to FHI:                                                                                           First Hawaiian, Inc.
999 Bishop Street, 29th Floor
Honolulu, Hawaii 96813
Attention:  Michael Ching
Email:  mching@fhb.com

With a copy to:                                                            First Hawaiian, Inc.
999 Bishop Street, 29th Floor
Honolulu, Hawaii 96813
Attention:  Robert S. Harrison
Email:  rharrison@fhb.com

If to BWCorp:                                                                 BancWest Corporation
c/o Bank of the West
180 Montgomery Street
San Francisco, California 94104
Attention:  [     ]
Email:  [     ]

Section 8.2            Assignment.  This Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party,

and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that any Party may assign this Agreement to a purchaser of all or substantially all of the property and assets of such Party (whether by sale, merger or otherwise) so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the party of the assigning Party to be performed or observed.

Section 8.3            Successors and Assigns.  The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.4            Third-Party Beneficiaries.  Except for the provisions of Article V, which shall inure for the benefit of each of the Indemnitees, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon any other Person any right or remedy hereunder and there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 8.5            Severability.  In the event any one or more of the provisions contained in this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, or the application of such provisions to Persons or circumstances or in jurisdictions other than those as to or in which such provisions have been held invalid, illegal, void or unenforceable, shall remain in full force and effect and shall not in any way be affected, impaired or invalidated thereby.  The Parties shall endeavor in good faith negotiations to replace the invalid, illegal, void or unenforceable provisions with valid provisions, the economic effect of which come as close as possible to that of invalid, illegal, void or unenforceable provisions.

Section 8.6            Entire Agreement; Amendment.  This Agreement, together with the Stockholder Agreement, contains the entire agreement and understanding between the Parties with respect to the subject matter hereof (and supersede any prior agreements, arrangements or understandings between the Parties with respect to the subject matter hereof; provided that, BWCorp shall cause BWHI to reimburse FHI for certain services provided by FHI or FHB, but not yet reimbursed by BWHI, pursuant to the Expense Reimbursement Agreement, dated as of April 1, 2016, between FHI and BWHI, in each case with respect to services provided by FHI or FHB prior to the Effective Date hereof), and there are no agreements, representations or warranties with respect to the subject matter hereof which are not set forth in this Agreement.  No provision of this Agreement may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement signed by both Parties.

Section 8.7            Waiver.  Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement shall be effective only to the extent specifically set forth in writing.  Notwithstanding any provision set forth in this Agreement, no Party shall be required to take any action or refrain from taking any action that would cause it to violate any Applicable Law, statute, legal restriction, regulation, rule or order of any Governmental Authority.

Section 8.8            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York and without regard to its choice of law principles.

Section 8.9            Jurisdiction; Service of Process.  Any action or proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of New York located in the County of New York or in the United States District Court for the Southern District of New York (if any Party to such action or proceeding has or can acquire jurisdiction), and each of the Parties hereto and thereto irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  The Parties to this Agreement agree that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties hereto to irrevocably waive any objections to venue or to convenience of forum.  Process in any action or proceeding referred to in the first sentence of this Section 8.9 may be served on any party to this Agreement anywhere in the world.

Section 8.10          Waiver of Jury Trial.  EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

Section 8.11          Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile or by e-mail delivery of a “.pdf” format data file, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.12          Relationship of the Parties.  The Parties agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors, and this Agreement shall not create any partnership, joint venture or other similar arrangement between the Parties or any of their respective Subsidiaries.

Section 8.13          Force Majeure.  No Party shall be liable for any failure of performance to the extent attributable to acts, events or causes (including war, riot, rebellion, civil disturbances, flood, storm, fire and earthquake or other acts of God or conditions or events of nature, or any act of any Governmental Authority) beyond its control to prevent in whole or in part performance by such Party under this Agreement.

Section 8.14          Further Assurances.  In addition to the actions specifically provided for elsewhere in this Agreement, each Party hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to carry out the provisions of this Agreement.

Section 8.15          Subsidiary Action.  Wherever a Party has an obligation under this Agreement to “cause” a Subsidiary of such Party, or any such Subsidiary’s officers, directors, management or employees, to take, or refrain from taking, any action, such obligation shall be deemed to include an undertaking on the part of such Party to cause such Subsidiary to take any such action, or such action as may be necessary to accomplish the purposes of this Agreement.  Wherever this Agreement provides that a Subsidiary of a Party has an obligation to take, or refrain from taking, any action, such Party shall be deemed to have an obligation under this Agreement to cause such Subsidiary, or any such Subsidiary’s officers, directors, management or employees, to take, or refrain from taking, such action, or such action as may be necessary to accomplish the purposes of this Agreement.  To the extent necessary or appropriate to give meaning or effect to the provisions of this Agreement or to accomplish the purposes of this Agreement, each Party shall be deemed to have an obligation under this Agreement to cause any Subsidiary thereof, or any such Subsidiary’s officers, directors, management or employees, to take, or refrain from taking, any action as otherwise contemplated herein.  Any failure by a Subsidiary of any Party to take, or refrain from taking, any action contemplated by this Agreement shall be deemed to be a breach of this Agreement by such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day, month and year first above written.

BancWest Corporation

By:
Name:
Title:

First Hawaiian, Inc.

By:
Name:
Title:

[Signature Page to Expense Reimbursement Agreement]